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                                                                  EXHIBIT 4.8




                             KEY MEXICO B, L.L.C.,
                             SUPPLEMENTAL INDENTURE


     SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of March,27, 1997, between Key Mexico B, L.L.C., a Michigan limited liability company (the "Guarantor"), a subsidiary of Key Plastics, Inc., a Michigan corporation (the "Company"), and Marine Midland Bank, as trustee under the indenture referred to below (the "Trustee").

                              W I T N E S S E T H

     WHEREAS, the Company, as Issuer and Key Plastics International LLC, a Michigan limited liability company, Key Plastics Automotive LLC, a Michigan limited liability company, and Key Plastics Technology, LLC, a Michigan limited liability company, as Guarantors have heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of March 24, 1997, providing for the issuance of an aggregate principal amount of $125,000,000 of 10 1/4% Series [A/B] Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes");

     WHEREAS, Section 4.15 of the Indenture provides that under certain circumstances the Company is required to cause the Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Company's obligations under the Senior Subordinated Notes pursuant to a Guarantee on the terms and conditions set forth in Article 11 of the Indenture; and

     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Senior Subordinated Notes as follows:

      vii. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

      viii. AGREEMENT TO GUARANTEE. The Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Company's Obligations under the Notes on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture.

        ix. NO RECOURSE AGAINST OTHERS. No officer, employee, director, incorporator or stockholder of the Company or a Guarantor shall have any liability for any Obligations of the Company or a Guarantor under the Senior Subordinated Notes, the Indenture or this Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such Obligations or the creation of any such Obligation. Each Holder by accepting a Senior Subordinated Note waives and releases all such liability, and such waiver and release is part of the consideration for the issuance of the Senior Subordinated Notes.


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        x.         GOVERNING LAW.  The internal laws of the State of New York shall govern this Supplemental Indenture, without regard to the conflict of laws provisions thereof.

        xi. COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        xii. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.




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   IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed and attested, all as of the date first above written.


Dated: March 27, 1997                   KEY MEXICO B, L.L.C.



                                        By:_____________________________
                                           Key Plastics, Inc., Member
                                           by Mark J. Abbo
                                           its Treasurer and Assistant Secretary



                                        MARINE MIDLAND BANK
                                         as Trustee



                                        By:_____________________________
                                           Name:
                                           Title:

Attest:


________________________________
Name:
Title:

DE\60502.1
ID\ MWP




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